SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

                           JNLNY Variable Fund II LLC

Address of Principal Business Office:

                           225 West Wacker Drive, Suite 1200,
                           Chicago, Illinois 60606

Telephone Number (including area code):

                           (312) 338-5801

Name and address of agent for service of process:

                           Thomas J. Meyer
                           5901 Executive Drive
                           Lansing, Michigan 48911

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes        X               No:
          ---                     ---


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Pursuant  to the  requirements  of the  Investment  Company  Act  of  1940,  the
Registrant has caused this notification of registration to be duly signed on its behalf, in the City of Lansing, and the State of Michigan, on the 22nd day of May, 2000.

(seal)              Signature:        JNLNY Variable Fund II LLC
                                      (Name of Registrant)

                             By:      /s/ Andrew B. Hopping
                                      Andrew B. Hopping
                                      President, CEO and Member of
                                      Board of Managers

Attest:  /s/ Thomas J. Meyer
         Thomas J. Meyer
         Vice President and Secretary